Exhibit 10.17

LEASE AGREEMENT

by and between

OK BILTONG FACILITY, LLC
as Landlord

and

STRYVE FOODS, LLC
as Tenant

Made as of June 4, 2021

ii

iii

iv

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of June 4, 2021 (the “Effective Date”), by and between OK BILTONG FACILITY, LLC, a Texas limited liability company (“Landlord”), whose address is 1 Abbey Woods Lane, Dallas, TX 75248 and STRYVE FOODS, LLC, a Texas limited liability company (“Tenant”), whose address is 5801 Tennyson Pkwy Suite 275, Plano, TX 75204. Capitalized terms not defined herein shall have the meanings set forth in Article I below.

In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Adjustment Date” means that date set forth in Section 2.07.

“Affiliate” means (i) any Person which directly or indirectly controls, is under common control with or is controlled by any other Person, or (ii) any ownership (direct or indirect) by one Person of fifty percent (50%) or more of the ownership interests of another Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311, et seq., and its implementing regulations, Title 31 Part 103 of the U.S. Code of Federal Regulations.

“Assumption Agreement” has the meaning set forth in Section 15.02.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended.

“Base Annual Rental” means the Initial Base Annual Rental set forth in Section 2.05 as adjusted as set forth in Sections 2.06, 2.07 and 5.02.

“Base Monthly Rental” means, for any month, an amount equal to one-twelfth (1/12) of the applicable Base Annual Rental for the period in which such month falls.

“Business Day” means a day which is not a Saturday, Sunday, or an official holiday observed by the Federal Reserve Bank of Dallas.

“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

5

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means twelve percent (12%) per annum or the highest rate permitted by law, whichever is less.

“EBITDA” shall mean, for any period and with respect to the entity in question (and with respect to any other entities listed on such entity’s consolidated financial statements), an amount of money equal to the sum of (a) net income (or net loss) of such entity for the applicable period, plus (b) the following to the extent deducted in calculating such net income (or net loss): (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) extraordinary and non-recurring losses, minus (c) the following to the extent added in calculating such net income (or net loss): (i) any net after-tax income from the early extinguishment of indebtedness or hedging obligations and (ii) extraordinary and nonrecurring gains. EBITDA and all accounting terms used in this definition of EBITDA shall be calculated on the accrual basis in accordance with GAAP, consistently applied in accordance with the past practice of the entity in question.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means applicable federal, state and local laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases. “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, 49 U.S.C. §5101, et sec .; (iii) the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to USTs), 42 U.S.C. §6901, et q.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; (v) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; (vi) the Clean Drinking Water Act, 33 U.S.C. § 1251 et seq.; (vii) the Clean Air Act, 42 U.S.C. § 7401, et seq.; (viii) the Safe Drinking Water Act, 42 U.S.C. § 300f et m.; (ix) the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (x) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, et seq.; (xi) the Endangered Species Act, 16 U.S.C. § 1531, et seq.; and (xii) the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.

“Environmental Liens” has the meaning set forth in Section 9.04(a)(ii).

“Event of Default” has the meaning set forth in Section 13.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Personalty” has the meaning set forth in Section 4.04.

6

“Expiration Date” means the Initial Term Expiration Date and, if the Initial Term is extended in accordance with this Lease, the last day of any applicable Extension Term.

“Extension Option” has the meaning set forth in Section 4.02.

“Extension Term” has the meaning set forth in Section 4.02.

“Force Majeure Event” has the meaning set forth in Section 18.01.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Guarantor” means the Person identified as the Guarantor in Section 2.09, who has executed and delivered to Landlord the Guaranty, and/or any additional or replacement guarantor(s) approved by Landlord in its sole and absolute discretion.

“Guaranty” means that certain Unconditional Guaranty of Payment and Performance dated as of the date hereof given by Guarantor for the benefit of Landlord, as the same may be amended from time to time.

“Hazardous Materials” includes: (a) oil, petroleum products (including any and all constituents and additives), flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, “regulated substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to, any Environmental Laws; (b) asbestos in any foul]; which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; (c) any mold, mildew, fungus or other potentially dangerous organisms; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any property adjoining the Property.

“Indemnified Parties” means Landlord, and Lender, and their respective members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord or Lender, as applicable.

“Initial Term” has the meaning set forth in Section 4.01.

7

“Initial Term Expiration Date” has the meaning set forth in Section 2.02.

“Insolvency Event” means (a) a Person becoming insolvent within the meaning of the Bankruptcy Code; or not generally paying its debts as the same become due; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 4.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all easements, liens, covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lender” means any lender in connection with any loan or extension of credit, now or hereafter existing, secured by all or any part of Landlord’s interest in the Property, and any servicer, collateral agent and/or trustee with respect to any such loan or extension of credit.

“Loan Documents” means, collectively, any loan agreement executed by and between Lender and Landlord, all promissory notes, mortgages, deeds of trust, deeds to secure debt, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, all as amended, modified and supplemented and any and all replacements or substitutions thereof

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value or worth of the Property; (b) the contemplated business, condition, worth or operations of any Tenant Entity; (c) Tenant’s ability to perform its obligations under this Lease; (d) Landlord’s interests in the Property, this Lease or the other Transaction Documents; or (e) any Guarantor’s ability to perform its obligations under the Guaranty.

8

“Monetary Obligations” has the meaning set forth in Section 5.03.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings, now or hereafter in existence, executed by Landlord for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions thereof

“Net Award” means (a) the entire award payable by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 7.03 payable, as the case may be, and in either case, less any Costs incurred by Landlord in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) any of the Tenant Entities; and, or for the benefit of; (b) any of the Landlord Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” means a Condemnation which is not a Total Condemnation.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses as the Permitted Facility located in the state where the Property is located.

“Permitted Facility” means a light manufacturing, processing plant and distribution, and all related purposes, such as ingress, egress and parking, and uses incidental thereto.

“Permitted Transferee” has the meaning set forth in Section 15.02.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” has the meaning set forth in Section 17.01.

9

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 19824984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Landlord and Tenant in order to carry out the intent of Section 2.06. In the event there is no successor index measuring cost of living, Lessor shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.

“Property” means that parcel of real estate legally described on Exhibit A attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate), but shall exclude the Existing Personalty.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of May 26, 2021, between Landlord and Seller with respect to the Property.

“Real Estate Taxes” has the meaning set forth in Section 7.01(a).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs from the Property, or on or onto the Property (even if the source thereof is an adjoining property).

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto or order of any Governmental Authority, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, as the context requires, the Base Annual Rental and/or the Base Monthly Rental.

“Rental Adjustment” has the meaning set forth in Section 2.06.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities Act” means of the Securities Act of 1933, as amended.

10

“Securitization” means one or more (i) sales, dispositions, transfers or assignments by Lender or any Affiliate of Lender to a special purpose corporation, trust or other entity identified by Lender or any Affiliate of Lender of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any Affiliate of Lender (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by Lender or any Affiliate of Lender), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization, (ii) grants by Lender or any Affiliate of Lender to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender or any Affiliate of Lender or any or all servicing rights with respect thereto, or (iii) sales, transfers or assignments by Lender or any Affiliate of Lender to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any Affiliate of Lender or any or all servicing rights with respect thereto. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations.

“Seller” means the seller of the Property, as identified in the Purchase and Sale Agreement.

“SNDA” means subordination, nondisturbance and attornment agreement.

“Successor Landlord” has the meaning set forth in Section 14.04.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Property.

“Tax Reserve” has the meaning set forth in Section 7.01(b).

“Temporary Taking” has the meaning set forth in Section 12.04.

“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and Guarantor, and all Affiliates thereof.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.

“Total Condemnation” means a Condemnation of all or substantially all of the Property, including a Condemnation (other than for a temporary use) of such a substantial part of the Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment.

“Transaction” has the meaning set forth in Section 15.01.

“Transaction Documents” means this Lease, the Purchase and Sale Agreement, any Guaranty and all documents related thereto.

“Transfer” has the meaning assigned to such term in Section 15.02 of this Agreement.

11

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

ARTICLE H

BASIC LEASE TERMS

Section 2.01 Property. The street address of the Property is 1006 E Main Street, Madill, Oklahoma, 73446. See also Exhibit A attached hereto.

Section 2.02 Initial Term Expiration Date. The date that is the last day of the calendar month that is one hundred forty-four (144) calendar months after the Effective Date.

Section 2.03 Extension Options. Three (3) extensions of five (5) years each, as described in Section 4.02.

Section 2.04 Term Expiration Date (if fully extended). The date that is the last day of the calendar month that is three hundred twenty-four (324) calendar months after the Effective Date.

Section 2.05 Initial Base Monthly Rental. $59,997.62, as described in Section 5.01.

Section 2.06 Rental Adjustment. During the Lease Term (including any Extension Term), on the first (P`) Adjustment Date the Base Annual Rental shall increase by an amount equal to 2.0%, and on each Adjustment Date thereafter (including during each Extension Term, but subject to the terms of Section 2.07), the Base Annual Rental shall increase by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 2.07 Adjustment Date. The first anniversary of the Effective Date, and every anniversary thereafter during the Lease Term (including any Extension Term), provided, however, notwithstanding the Rental Adjustment described in Section 2.06, at the commencement date of each Extension Term, the Base Annual Rental shall increase by 2.5% over the previous year’s Base Annual Rent, and, thereafter, the Base Annual Rate will increase on each anniversary of the Effective Date pursuant to the Rental Adjustment described in Section 2.06.

Section 2.08 Intentionally Deleted.

Section 2.09 Guarantors. Ted Casey, Joe Oblas and Gabe Carimi, jointly and severally.

Section 2.10 Tenant Tax Identification No. 81-5470323

Section 2.11 Landlord Tax Identification No. 86-3983080.

12

ARTICLE DI

LEASE OF PROPERTY

Section 3.01 Lease. In consideration of Tenant’s payment of the Rental and other Monetary Obligations and Tenant’s performance of all other obligations hereunder, Landlord hereby leases to Tenant, and Tenant hereby takes and hires, the Property, together with the non-exclusive right to all of Landlord’s rights, privileges, easements, rights-of-way and appurtenances in, over and upon the adjoining and adjacent public and private land, highways, roads and streets reasonably required for ingress to and egress from the Property, “AS IS” and “WHERE IS” without representation or warranty by Landlord, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection of the Property might reveal, and all Legal Requirements now or hereafter in effect. Landlord represents and warrants that it is the fee simple owner of the Property. TENANT ACKNOWLEDGES THAT (1) IT ACCEPTS THE PROPERTY IN AN “AS IS, WHERE IS” CONDITION, (2) THE BUILDINGS AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PROPERTY IS LEASED AND LANDLORD HAS NOT MADE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, REPRESENTATIONS, COVENANTS, AND AGREEMENTS WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROPERTY, (3) THE PROPERTY IS IN GOOD AND SATISFACTORY CONDITION, (4) NO REPRESENTATIONS AS TO THE REPAIR OF THE PROPERTY, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PROPERTY HAVE BEEN MADE BY LANDLORD, AND (5) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PROPERTY.

Section 3.02 Quiet Enjoyment. So long as Tenant shall pay the Rental and other Monetary Obligations provided in this Lease, and shall keep and perform all of the terms, covenants and conditions on its part contained herein, Tenant shall have, subject to the terms and conditions set forth herein, the right to peacefully and quietly have, hold and occupy the Property free of any interference from Landlord or anyone claiming by, through or under Landlord; provided, however, in no event shall Tenant be entitled to bring any action against Landlord to enforce its rights hereunder if an Event of Default, or any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

ARTICLE IV

LEASE TERM; EXTENSION

Section 4.01 Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on the Initial Term Expiration Date, unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 4.02 Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised or at the commencement of any Extension Term, and provided that all other agreements necessary to the continued operation of Tenant’s business at the Property are extended for a period of not less than the applicable extension periods, Tenant shall have the right and option (each, an “Extension Option”) to extend the Initial Term for the Property for three (3) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.

13

Section 4.03 Notice of Exercise. Tenant may only exercise the Extension Options by giving written notice thereof to Landlord of its election to do so (a) no later than two hundred seventy (270) days prior to the Expiration Date (or two hundred seventy (270) days prior to the last day of an Extension Term, if the Initial Term has previously been extended in accordance with Section 4.02), and (b) no earlier than three hundred seventy (370) days prior to the Expiration Date (or three hundred seventy (370) days prior to the last day of an Extension Term, if the Initial Term has previously been extended in accordance with Section 4.02). If written notice of the exercise of any Extension Option is not received by Landlord by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Landlord or Tenant, the parties hereto will, at the expense of Tenant, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 4.03

Section 4.04 Removal of Personalty. Upon the expiration of the Lease Term, and if Tenant is not then in breach hereof, Tenant may remove from the Property all personal property belonging to Tenant. Tenant shall repair any damage caused by such removal and shall leave the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear. Any property of Tenant left on the Property on the tenth day following the expiration of the Lease Toon shall, at Landlord’s option, automatically and immediately become the property of Landlord.

Section 4.05 Existing Personalty. To the extent that there is any furniture, trade fixtures, equipment or other personal property located upon the Property as of the Effective Date (collectively, the “Existing Personalty”), such Existing Personalty is the property of Tenant; Tenant shall maintain insurance on the Existing Personalty pursuant to and in accordance with the provisions of Section 7.03 below.

Section 4.06 No Termination. Notwithstanding any present or future law to the contrary, this Lease shall not be terminated by Tenant for any failure of Landlord to perform pursuant to the terms and conditions of this Lease or otherwise for any reason. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligations or the right to terminate this Lease or withhold rent on account of any Landlord default.

ARTICLE V

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 5.01 Base Monthly Rental. During the Lease Term, on or before the first (1”) day of each calendar month, Tenant shall pay in advance the Base Monthly Rental then in effect for each such month. If the Effective Date is a date other than the first (1s) day of the month, Tenant shall pay to Landlord on the Effective Date, the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 5.02 Adjustments. During the Lease Term (including any Extension Term), on the first (1’) Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental then in effect shall increase by an amount equal to the Rental Adjustment, except as set forth in Section 2.07 above with respect to the first (Pt) year of each Extension Tem.”.

Section 5.03 Monetary Obligations. In addition to Base Annual Rental and Base Monthly Rental, Tenant shall pay and discharge, all sums of money required to be paid or reimbursed by Tenant under this Lease to Landlord, to any party on behalf of Landlord, to any third party or to any Indemnified Party (collectively, the “Monetary Obligations”). Tenant shall pay and discharge any Monetary Obligations when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within twenty (20) days after Landlord’s demand for payment thereof or, if later, when the same are due. In no event shall Tenant be required to pay to Landlord any Monetary Obligation that Tenant is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

14

Section 5.04 Rentals To Be Net to Landlord. The Base Annual Rental payable hereunder shall be absolutely net to Landlord, so that this Lease shall yield to Landlord the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Property (even if an obligation relating to the Property is, pursuant to Legal Requirements or pursuant to a recorded agreement, the obligation of the fee owner of the Property) shall be performed and paid by Tenant, including without limitation, common area maintenance charges, if any, related to the Property. Tenant shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and Monetary Obligations which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 5.05 ACH Authorization. Upon execution of this Lease, Tenant shall establish arrangements whereby payments of the Base Monthly Rental, impound payments (if any), sales tax or real property tax (if any), and any other Monetary Obligations are transferred by Automated Clearing House Debit initiated by Landlord from an account established by Tenant at a United States bank or other financial institution to such account as Landlord may designate. Tenant shall continue to pay all Rental and other Monetary Obligations by Automated Clearing House Debit unless otherwise directed by Landlord.

Section 5.06 Late Charges; Default Interest. Any delinquent payment of Base Monthly Rental shall, in addition to any other remedy of Landlord, incur a late charge of five percent (5%) (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) if not paid within five (5) Business Days after the date due, and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Tenant be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect. Any payment of a Monetary Obligation that is not paid to Landlord by Tenant on or prior to the date such payment is due to Landlord shall bear interest at a rate of interest per annum equal to the Default Rate until the date paid.

Section 5.07 Holdover. Subject to Section 4.04, if Tenant remains in possession of the Property after the expiration of the Lease Term, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Tenant shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Landlord shall be deemed a consent to such holding over. Tenant shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Tenant’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding tenant.

Section 5.08 Guaranty. Tenant and Landlord acknowledge that Guarantor has executed and delivered to Landlord the Guaranty, which Guaranty is in full force and effect in accordance with its terms as of the Effective Date. Tenant shall cause Guarantor to maintain the Guaranty in full force and effect and in good standing as provided therein during the Lease Term, except to the extent Landlord expressly agrees otherwise in writing.

15

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TENANT AND LANDLORD

The representations and warranties of Tenant contained in this ARTICLE VI are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties. Tenant represents and warrants to Landlord as follows:

Section 6.01 Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified to do business in any jurisdiction where such qualification is required. All necessary action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

Section 6.02 Enforceability. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

Section 6.03 Property Condition. Tenant has physically inspected the Property and has examined title to the Property, and has found all of the same satisfactory in all respects for all of Tenant’s purposes.

Section 6.04 Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Tenant Entity or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 6.05 Absence of Breaches or Defaults. Tenant is not in default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which the Property is subject or bound.

Section 6.06 Licenses and Permits. Tenant has obtained all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility.

Section 6.07 Financial Condition; Information Provided to Landlord. The financial statements, all financial data and all other documents and information heretofore delivered to Landlord by or with respect to the Tenant Entities and the Property in connection with this Lease or relating to the Tenant Entities or the Property are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Landlord; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Landlord, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

16

Section 6.08 Compliance With OFAC Laws. None of the Tenant Entities, and no individual or entity owning directly or indirectly any interest in any of the Tenant Entities, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 6.09 Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Tenant or Guarantor.

Section 6.10 [Intentionally Deleted]

Section 6.11 [Intentionally Deleted]

Section 6.12 Disclaimer of Warranties. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) AND THE OTHER LANDLORD ENTITIES HAVE NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD OR ANY OF THE LANDLORD ENTITIES BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, INCOME, EXPENSES, ENTITLEMENTS OR ZONING, (xv) THE EXISTENCE OF ANY HAZARDOUS MATERIALS, RELEASE OR VIOLATION OF HAZARDOUS MATERIALS LAWS, OR (xvi) COMPLIANCE OF THE PROPERTY WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE ASSUMED BY AND TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE PROPERTY IS OF ITS SOLE SELECTION AND TO ITS SOLE SPECIFICATIONS AND THAT THE PROPERTY HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT IN ALL RESPECTS. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE PROPERTY OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD AND ALL OTHER LANDLORD ENTITIES SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS SECTION 6.12 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES BY LANDLORD OR ANY LANDLORD ENTITY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

The representations and warranties of Landlord contained in this ARTICLE VI are being made to induce Tenant to enter into this Lease, and Tenant has relied, and will continue to rely, upon such representations and warranties. Landlord represents and warrants to Tenant as follows:

Section 6.13 Organization, Authority and Status of Landlord. Landlord has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified to do business in any jurisdiction where such qualification is required. All necessary action has been taken to authorize the execution, delivery and performance by Landlord of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Landlord is not, and if Landlord is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Landlord is duly authorized to do so.

17

Section 6.14 Enforceability. This Lease constitutes the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

Section 6.15 Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving any Landlord Entity or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 6.16 Absence of Breaches or Defaults. Landlord is not in default under any document, instrument or agreement to which Landlord is a party or by which Landlord or the Property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Landlord is a party or by which Landlord or the Property is subject or bound.

ARTICLE VII

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 7.01 Taxes.

(a) Payment. Subject to the provisions of this Article VII, Tenant shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance (except as otherwise set forth in this Section 7,01(a)), all taxes and assessments of every type or nature assessed against or imposed upon the Property, Tenant or Landlord during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including, without limitation (collectively, the “Real Estate Taxes”):

(i) all taxes, or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Landlord or Tenant, or any tax or charge levied in lieu of such taxes and assessments;

(ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Tenant; and

(iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or Monetary Obligations hereunder (and which are not assessed against all gross income of Landlord), the leasehold estate of either party or the activities of either party pursuant to this Lease, which such taxes shall be paid to Landlord simultaneously with any payment to Landlord of Base Monthly Rental or Monetary Obligations, as the case may be.

Notwithstanding the foregoing, Real Estate Taxes shall not be deemed to include any estate, inheritance or general income tax, sales tax, profit tax, transfer tax or other similar taxes,

Upon receipt of any bill or invoice for Real Estate Taxes by Landlord, Landlord shall promptly deliver same to Tenant for payment. Within thirty (30) days after each tax and assessment payment is required by this Section 7.01 to be paid, Tenant shall, upon prior written request of Landlord, provide Landlord with evidence reasonably satisfactory to Landlord that such payment was made in a timely fashion.

18

(b) Reserves. Notwithstanding any provision contained in this Lease, in the event that Tenant defaults in the payment of Real Estate Taxes described in Section 7.01(a)(i) and (ii), Landlord shall have the right, upon written notice to Tenant and without waiving any default, require Tenant to pay to Landlord on the first (P’) day of each month after such notice (or commencing on the date specified in the notice), the amount that Landlord reasonably estimates will be necessary in order to accumulate with Landlord sufficient funds to pay any and all Real Estate Taxes for the Property (and not any personal property taxes for Tenant’s personalty) for the earlier of:

(i) the ensuing twelve (12) months, or

(ii) at least thirty (30) days prior to the date or dates any or all of the Real Estate Taxes are due (which shall not be deemed a trust fund) (the “Tax Reserve”).

Landlord shall, upon prior written request of Tenant, provide Tenant with evidence reasonably satisfactory to Tenant that payment of the Real Estate Taxes was made in a timely fashion. In the event that the Tax Reserve does not contain sufficient funds to timely pay any Real Estate Taxes, upon Landlord’s written notification thereof, Tenant shall, within five (5) Business Days of such notice, provide funds to Landlord in the amount of such deficiency. Landlord shall pay or cause to be paid directly to the applicable taxing authorities any Real Estate Taxes then due and payable for which there are funds in the Tax Reserve; provided, however, that in no event shall Landlord be obligated to pay any Real Estate Taxes in excess of the funds held in the Tax Reserve, and Tenant shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Landlord’s failure to timely pay Real Estate Taxes for which it had funds in the Tax Reserve). Tenant shall cooperate fully with Landlord in assuring that the Real Estate Taxes are timely paid. Landlord may deposit all Tax Reserve funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all Tax Reserve funds against any sums due from Tenant to Landlord after applying the Tax Reserve for payment of Real Estate Taxes. To the extent Landlord has received any Tax Reserves, then Landlord shall pay or cause to be paid, prior to delinquency, any Real Estate Taxes up to the amount of Tax Reserves held by Landlord pursuant to this Lease, and, provided that Landlord had in its possession such Tax Reserves, then Tenant shall not be liable for any penalty for late payment imposed by the taxing authority unless Tenant failed to timely remit a sufficient amount of Tax Reserves therefor. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such Tax Reserve funds received from Tenant. If total Tax Reserve payments of Tenant are more than actual Real Estate Taxes on the Property, Landlord shall refund Tenant any excess within thirty (30) days after payment or Landlord may retain such Tax Reserves and apply them to future Real Estate Tax obligations.

(c) Right to Contest. Tenant may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Landlord), by appropriate legal proceedings conducted in good faith and with due diligence, any above described item or lien with respect thereto (which shall exclude the right to contest Real Estate Taxes described in Section 7.01(a)(iii)), including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that

CO neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings;

19

(ii) no Event of Default has occurred and is then continuing;

(iii) Tenant posts a bond or takes other steps reasonably acceptable to Landlord that remove such lien or stay enforcement thereof;

(iv) Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding; and

(v) upon termination of such proceedings, it shall be the obligation of Tenant to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith.

Section 7.02 Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. Under no circumstances shall Landlord be responsible for any interruption of any utility service.

Section 7.03 Insurance.

(a) Coverage. Throughout the Lease Term, Tenant shall maintain, with respect to the Property, at Tenant’s sole expense, the following types and amounts of insurance, in addition to such other insurance as Landlord may reasonably require from time to time:

(i) Insurance against loss or damage to real property and personal property, including without limitation, the Existing Personalty, under a special cause of loss insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located within a 100-year floodplain (FEMA Zones A and V) and earthquake insurance if the Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 7.03(b)(x) below). Such policy shall also include coverage for ordinance or law covering the loss of value of the undamaged portion of the Property, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Property shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Property and no less than twenty-five percent (25%) of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Landlord. Such insurance shall be in amounts sufficient to prevent Landlord from becoming a co-insurer under the applicable policies, and in any event, after application of deductible, in amounts not less than one hundred percent (100%) of the full insurable replacement cost values and sublimits satisfactory to Landlord, as determined from time to time at Landlord’s request but not more frequently than once in any twelve (12)-month period.

20

(ii) Commercial general liability insurance, including products and completed operation liability, covering Landlord and Tenant against bodily injury liability, property damage liability and personal and advertising injury, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks. If the use and occupancy of the Property will include any activity or matter which is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter, in such amounts as Landlord may reasonably require. The commercial general liability policy shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations under ARTICLE XI hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than Two Million Dollars ($2,000,000.00) per occurrence for bodily injury and property damage, and Four Million Dollars ($4,000,000.00) general aggregate per location, or such higher limits as Landlord may reasonably require from time to time, and shall be of form and substance satisfactory to Landlord. These limits may be satisfied through commercial general liability and umbrella liability policies.

(iii) Statutory workers’ compensation insurance and Employers Liability insurance in the amount of One Million Dollars ($1,000,000) covering all persons employed by Tenant on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Property.

(iv) Rental value insurance, equal to one hundred percent (100%) of the Base Annual Rental then in effect for a period of not less than twelve (12) months basic period plus a six (6) month extended period of indemnity, which insurance shall be carved out of Tenant’s business interruption coverage for a separate rental value insurance payable to Landlord, or if rental value insurance is included in Tenant’s business interruption coverage, the insurer shall provide priority payment to any rent obligations, and such obligations shall be paid directly to Landlord. Such insurance is to follow form of the special cause of loss coverage and is not to contain a co-insurance clause.

(v) Equipment Breakdown insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about the Property and in an amount equal to the lesser of twenty five percent (25%) of the one hundred percent (100%) replacement cost of the Property or Five Million Dollars ($5,000,000.00).

(vi) Automobile Liability Insurance not less than One Million Dollars ($1,000,000.00) per occurrence covering all owned and non-owned vehicles.

(vii) Builder’s Risk Insurance, but only prior to the commencement of and during the construction of any permitted rehabilitation, replacement, reconstruction, restoration, renovation or alteration of the Property, and only to the extent that such coverage is not being maintained by Tenant’s contractor(s) pursuant to a policy or policies reasonably acceptable to Landlord.

21

(viii) Professional liability insurance, and such additional and/or other insurance, and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to operations, improvements and personal property similar in character, location and use and occupancy to the Property.

(b) Insurance Provisions. All insurance policies shall:

(i) provide

(A) for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents;

(B) that the insurer shall not deny a claim and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Property; and

(C) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;

(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(iii) contain deductibles not to exceed Twenty Thousand Dollars ($20,000.00);

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Landlord;

(v) provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Landlord and to any Lender covered by any standard mortgagee clause or endorsement;

(vi) provide that the insurer shall not have the option to restore the Property if Landlord elects to terminate this Lease in accordance with the terms hereof;

(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(viii) except for workers’ compensation insurance referred to in Section 7.03(a)(iii) above and professional liability insurance referred to in Section 7.03(a)(viii) above, name Landlord and any Landlord Affiliate or Lender requested by Landlord, as an “additional insured” with respect to general liability insurance, as a “named insured” with respect to real property and the Existing Personalty, if applicable, and as a “loss payee” with respect to all real property, Existing Personalty and rental value insurance, as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Landlord and any Lender designated by Landlord of an Acord Form 28 for property, rental value and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any Lender designated by Landlord; and

22

(x) be issued by insurance companies licensed to do business in the state where the Property is located and which are rated A:VIII or better by Best’s Insurance Guide or are otherwise approved by Landlord.

(c) Additional Obligations. It is expressly understood and agreed that if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord;

(ii) the minimum limits of insurance coverage set forth in this Section 7.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease;

(iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Lender of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times;

(iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 7.03;

(v) in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and

(vi) in the event that Tenant fails to comply with any of the requirements set forth in this Section 7.03, within ten (10) days of the giving of written notice by Landlord to Tenant,

(A) Landlord shall be entitled to procure such insurance; and

(B) any sums expended by Landlord in procuring such insurance shall be a Monetary Obligation (and not Rental) and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 7.03, any insurance which Tenant is required to obtain pursuant to this Section 7.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 7.03

(e) Change in Operation. Landlord reserves the right to require additional and/or other insurance only if Tenant has a change in operation or use of the Property.

23

Section 7.04 Insurance Impound. Upon the occurrence of an Event of Default, and with respect to each Event of Default, in addition to any other remedies, Landlord may require Tenant to pay to Landlord sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to the next one year of insurance premiums. Upon such requirement, Landlord will estimate and notify Tenant of the amounts needed for such purposes, and Tenant shall pay the same to Landlord within ten (10) days of Landlord’s notice thereof. Should additional funds be required at any time, Tenant shall pay the same to Landlord within ten (10) days after demand. Tenant shall advise Landlord of all insurance bills which are due and shall cooperate fully with Landlord in assuring that the same are paid. Landlord may deposit all impounded funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Landlord. Interest or other gains from such funds, if any, shall be the sole property of Landlord. Upon an Event of Default, in addition to any other remedies, Landlord may apply all impounded funds against any sums due from Tenant to Landlord after application of impound account funds to the insurance premiums for the next year. Landlord shall give to Tenant an annual accounting showing all credits and debits to and from such impounded funds received from Tenant. If total impound payments of Tenant are more than actual insurance premiums paid by Landlord for the next year on the Property, Landlord shall refund Tenant any excess within thirty (30) days after payment, or Landlord may retain such insurance impounds to apply towards future insurance premiums.

ARTICLE VIII

MAINTENANCE; ALTERATIONS

Section 8.01 Condition of Property; Maintenance. Tenant hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof. Tenant shall, at its sole cost and expense, be responsible for

(a) keeping all of the building, structures and improvements erected on the Property in good order and repair, free from actual or constructive waste, including without limitation, the roof and the HVAC and other electrical and mechanical systems, and all parking areas, driveways, sidewalks and landscaping;

(b) the repair or reconstruction of any building, structures or improvements erected on the Property damaged or destroyed by a Casualty;

(c) subject to Section 8.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Property; and

(d) paying all operating costs of the Property in the ordinary course of business. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect.

24

Section 8.02 Alterations and Improvements. During the Lease Term, Tenant shall not alter the exterior, structural, plumbing or electrical elements of the Property in any manner without the consent of Landlord, which consent shall not be unreasonably withheld or conditioned; provided, however, Tenant may undertake nonstructural alterations to the Property costing less than $75,000 in the aggregate per year without Landlord’s prior written consent. If Landlord’s consent is required hereunder and Landlord consents to the making of any such alterations, the same shall be made by Tenant at Tenant’s sole expense by a licensed contractor and according to plans and specifications approved by Landlord and subject to such other conditions as Landlord shall reasonably require. Any work at any time commenced by Tenant on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the teens of this Lease and all Legal Requirements. Upon completion of any alterations costing $75,000 or more, Tenant shall promptly provide Landlord with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any alterations, Tenant shall promptly provide Landlord with

(a) an architect’s certificate certifying the alterations have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect);

(b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and

(c) any other documents or information reasonably requested by Landlord. Tenant shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property. Tenant shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable law in the state where the Property is located which provides that Landlord is not responsible for the payment of any costs or expenses relating to the additions or alterations. Any addition to or alteration of the Property shall be deemed a part of the Property and belong to Landlord, and Tenant shall execute and deliver to Landlord such instruments as Landlord may require to evidence the ownership by Landlord of such addition or alteration.

Section 8.03 Encumbrances. During the Lease Tell 1, Landlord shall have the right to grant easements on, over, under and above the Property to public utility companies without the prior consent of Tenant, provided that such easements will not materially interfere with Tenant’s use of the Property, access, or parking rights described herein or increase any obligations or costs applicable to Tenant by more than $12,000 annually. Landlord shall have the right to grant easements on, over, under and above the Property for other purposes with the prior consent of Tenant, not to be unreasonably withheld, conditioned or delayed. Landlord shall, at Tenant’s sole cost and expense, promptly and diligently take all actions necessary to enforce all rights and remedies available with regard to all easements, covenants, conditions and restrictions benefiting the Property, including, if reasonably necessary, instituting and prosecuting litigation to enforce such provisions. Without Landlord’s prior written consent, Tenant shall not grant any easements on, over, under or above the Property.

ARTICLE IX

USE OF THE PROPERTY; COMPLIANCE

Section 9.01 Use. During the Lease Term, the Property shall be used solely for the operation of a Permitted Facility. Except during periods when the Property is untenantable due to Casualty or Condemnation (provided that Tenant continues to strictly comply with the other terms and conditions of this Lease) and except during reasonable periods for repairing, cleaning or renovation, Tenant shall at all times during the Lease Term occupy the Property and shall diligently operate (as presently conducted) its business on the Property. Tenant shall not take any action that (1) materially increases, or is reasonably likely to materially increase, Tenant’s violation of any Environmental Laws, (2) poses, or is reasonably likely to pose, an unreasonable risk of harm to any Person (whether on or off the Property), (3) has, or is reasonably likely to have, a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Tenant, (5) reasonably constitutes a public or private nuisance or constitutes waste, or (6) violates any covenant, condition, agreement or easement applicable to the Property.

25

Section 9.02 Alternative Use. Tenant shall not, by itself or through any assignment, sublease or other type of transfer, convert the Property to an alternative use during the Lease Term without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that Landlord’s consent shall not be deemed unreasonably withheld if Landlord’s decision is based on any or all of the following:

(a) whether the rental paid to Landlord would be equal to or greater than the anticipated rental assuming continued existing use;

(b) whether the proposed rental to be paid to Landlord is reasonable considering the converted use of the Property and the customary rental prevailing in the community for such use;

(c) whether the converted use will be consistent with the highest and best use of the Property;

(d) whether the converted use will increase Landlord’s risks or decrease the value of the Property;

(e) whether Landlord is able to obtain approval of its Lender to any such change in use.

Section 9.03 Compliance. Tenant’s use and occupation of the Property, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements and all easements, restrictions, covenants, conditions and encumbrances of record, (even if an obligation relating to the Property is, pursuant to Legal Requirements or pursuant to a recorded agreement, the obligation of the fee owner of the Property), and any owner obligations under such Legal Requirements, or easements, restrictions, covenants, conditions and encumbrances of record, with respect to the Property. Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect. Upon Landlord’s written request from time to time during the Lease Term, Tenant shall certify in writing to Landlord that Tenant’s representations, warranties and obligations under Section 6.08 and this Section 9.03 remain true and correct and have not been breached. Tenant shall immediately notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or may have been breached. In connection with such an event, Tenant shall comply with all Legal Requirements and directives of Governmental Authorities and, at Landlord’s request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Property and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Landlord to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event and for any penalties or fines imposed upon Landlord as a result thereof. Tenant will use its best efforts to prevent any act or condition to exist on or about the Property which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase. Tenant agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.

26

Section 9.04 Environmental.

(a) Representations and Warranties. Tenant represents and warrants to Landlord, as of the execution and delivery of this Lease, as follows:

The Property and Tenant are not in violation of or subject to, any pending or, to Tenant’s actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws that could have a Material Adverse Effect, nor has Tenant received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) with respect to the Property relating to

(A) Hazardous Materials, Regulated Substances or USTs, or Remediation thereof;

(B) possible liability of any Person pursuant to any Environmental

Law;

(C) other environmental conditions; or

(D) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that could have a Material Adverse Effect. The foregoing representations and warranties would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

(ii) All uses and operations on or of the Property, whether by Tenant or, to Tenant’s knowledge, any other Person, have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto;

(A) there have been no Releases in, on, under or from the Property, or, to Tenant’s knowledge, from other property migrating toward the Property, except in Permitted Amounts;

(B) there are no Hazardous Materials, Regulated Substances or USTs in, on, or under the Property, except in Permitted Amounts;

(C) the Property has been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”); and

(D) Tenant has not allowed any other tenant or other user of the Property to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Property), impaired the value of the Property in any material respect, is contrary to any requirement set forth in the insurance policies maintained by Landlord or Tenant, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Property.

27

(b) Covenants.

(i) Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) Neither the Property nor Tenant shall be in violation of any investigation or inquiry by any Governmental Authority in connection with the enforcement of any Environmental Laws.

(B) All uses and operations on or of the Property, whether by Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(C) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(D) There shall be no Hazardous Materials Regulated Substances or USTs in, on or under the Property, except in Permitted Amounts or as otherwise permitted.

(E) Tenant shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Tenant or any other Person.

(F) Tenant shall not do or allow any other tenant or other user of the Property to do any act that creates the threat of a Release.

(G) Tenant shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property as may be reasonably requested by Landlord (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Landlord the reports and other results thereof, and Landlord and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof

(H) Tenant shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 9.04, including, but not limited to, providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Tenant shall be in compliance with the requirements of any Governmental Authority with respect to the discovery or Remediation of any Release at the Property.

(c) Notification Requirements. Tenant shall immediately notify Landlord in writing upon Tenant obtaining actual knowledge of

(i) any Releases or Threatened Releases in, on, under or from the Property other than in Permitted Amounts, or migrating towards the Property;

28

(ii) any non-compliance with any Environmental Laws related in any way to the Property;

(iii) any actual or potential Environmental Lien;

(iv) any required or proposed Remediation of environmental conditions relating to the Property required by applicable Governmental Authorities; and

(v) any written or oral notice or other communication, including, but not limited to, notices of violation (“NOV”) issued by a Governmental Authority of which Tenant becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or USTs, a Release or Remediation thereof at or on the Property, other than in Permitted Amounts, possible liability of any Person relating to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that Tenant is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(d) Remediation. Tenant shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release, a Threatened Release or a suspected Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Tenant fail to undertake such Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and Tenant’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant. Any Cost so paid by Landlord, together with interest at the Default Rate until paid, shall be deemed to be a Monetary Obligation hereunder (and not Rental) and shall be immediately due from Tenant to Landlord.

(e) Indemnification. Tenant shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all fines, penalties, claims or expenses incurred as a result of Tenant’s operation of the Property, including, but not limited to, Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, USTs, or other environmental matters concerning the Property to the extent caused by Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any of their respective agents, contractors, employees, and invitees (other than Landlord or Landlord’s agents, contractors, employees or invitees), or anyone claiming by, through or under them (other than Landlord or Landlord’s agents, contractors, employees or invitees). It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

(f) Right of Entry. Landlord and any other Person designated by Landlord, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord and any other Person designated by Landlord. Any such assessment or investigation shall be at Tenant’s sole cost and expense.

29

(g) Inspections. At its sole cost and expense, Tenant shall have the Property inspected as may be required by any Environmental Law or Governmental Authority for Releases, Threatened Releases, suspected Releases and other environmental concerns. Tenant shall maintain and monitor USTs in accordance with all Environmental Laws. Tenant shall provide Landlord with written certified results of all inspections performed on the Property. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Tenant. All inspections and tests performed on the Property shall be in compliance with all Environmental Laws.

(h) UST Compliance. Tenant shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding USTs, including, without limitation, any of such regulations or requirements which impose technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and record keeping (it being understood that Tenant, and not Landlord, shall be required to register any UST pursuant to applicable Law);

i) corrective action with respect to confirmed and suspected Releases; and

(iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Tenant shall immediately notify Landlord, in writing, of

(A) the presence in, on or under the Property, or the Release from any USTs on, above or under the Property, of any Hazardous Materials or Regulated Substances, apparent or real; and

(B) any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property or any order of Governmental Authority. Upon any such Release, from any USTs on, above or under the Property of any Hazardous Materials or Regulated Substances, Tenant shall immediately remedy such situation in accordance with all Environmental Laws, orders of all Governmental Authorities, and any request of Landlord. Should Tenant fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws or orders or Governmental Authorities, Landlord shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate until paid, will be paid by Tenant.

(i) Survival. The obligations of Tenant and the rights and remedies of Landlord under this Section 9.04 shall survive the termination, expiration and/or release of this Lease.

(j) Intentionally Deleted.

30

(k) No Landlord Ownership or Operation. Notwithstanding anything to the contrary in this Lease, Landlord is not the owner or operator of any USTs previously or currently located on the Property or which may be installed on the Property in the future. Any such USTs are and shall remain the property of Tenant or third parties with whom Tenant contracts.

(I) Conveyance. Upon expiration or termination of this Lease, and upon (and to the extent set forth in) a written request of Landlord, Tenant shall convey any UST to Landlord, free and clear of all liens and security interests.

ARTICLE X

ADDITIONAL COVENANTS

Section 10.01 Performance at Tenant’s Expense. Tenant acknowledges and confirms that Landlord may impose reasonable administrative, processing or servicing fees, and collect reasonable attorneys’ fees, costs and expenses incurred by Landlord or its servicer or management company, in connection with

(a) any extension, renewal, modification, amendment and termination of this Lease;

(b) Intentionally Deleted;

(c) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease;

(d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement;

(e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents; and

(f) inspections required to make certain detail examinations under his Lease or the other Transaction Documents.

Section 10.02 Inspection. Landlord and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior written notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same and without unreasonably interfering with Tenant’s activities on the Property. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but, subject to Section 11.01, excluding damages arising as a result of the gross negligence or intentional misconduct of Landlord.

31

Section 10.03 Financial Information,

(a) Financial Statements. Within forty-five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord

(1) complete financial statements of the Tenant Entities including a balance sheet, profit and loss statement, statement of cash flows, statement of changes in financial condition and all other related schedules for the fiscal period then ended; and

(ii) All such financial statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of each Tenant Entity. Tenant understands that Landlord will rely upon such financial statements and Tenant represents that such reliance is reasonable. If Tenant is a publicly traded company, Tenant may comply with the financial statement reporting requirements in paragraph (a) above by submitting a copy of its quarterly or annual report (as the case may be) by the applicable public reporting deadline. The financial statements delivered to Landlord need not be audited, but Tenant shall deliver to Landlord copies of any audited financial statements of the Tenant Entities which may be prepared, as soon as they are available. Upon prior written request by Landlord, Tenant shall deliver with its annual financial statements such compliance certificate to Landlord as Landlord may reasonably require in order to establish that Tenant is in compliance with all of its obligations, duties and covenants under this Lease.

(b) Gross Sales. Notwithstanding the foregoing, Tenant shall deliver to Landlord: (i) within thirty (30) days of the end of each of Tenant’s fiscal years during the Lease Term, a written statement of total annual gross sales from the business located on the Property for the last fiscal year of Tenant ending on the last day of such fiscal year; and (ii) within thirty (30) days of the end of Tenant’s second (2”d) fiscal quarter each fiscal year, a written statement of total gross sales from the business located on the Property for the trailing twelve (12) month period ending on the last day of Tenant’s second (2nd) fiscal quarter.

(c) Other Information. Notwithstanding any provision contained herein, upon request at any time, Tenant will provide to Landlord any and all financial information and/or financial statements (and in the form or forms):

(i) requested by Landlord in connection with Landlord’s required filings with or disclosures to any Governmental Authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings by Landlord or its Affiliates; and

(ii) as reasonably requested by Landlord.

Section 10.04 OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in any of the Tenant Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, that the covenant in this Section 10.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 10.05 Estoppel Certificate. At any time, and from time to time, but not more than two (2) times per year (excluding Lender’s initial lender), Tenant shall, promptly and in no event later than fifteen (15) days after a request from Landlord or any Lender or mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Landlord, certifying:

(a) that Tenant has accepted the Property;

32

(b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor;

(c) the commencement and expiration dates of the Lease Term;

(d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable;

(e) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof

(1) that no notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate;

(g) that Tenant has no option to purchase, right of first refusal or similar rights, except as specifically set forth herein;

(h) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Tenant;

(i) that neither Landlord nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day to day operation of the Property, including any handling or disposal of Hazardous Materials or Regulated Substances; and

any other information reasonably requested by Landlord or any Lender or mortgagee, as the case may be. If Tenant shall fail or refuse to sign a certificate in accordance with the provisions of this Section within fifteen (15) days following a request by Landlord, Tenant irrevocably constitutes and appoints Landlord as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

ARTICLE XI

RELEASE AND INDEMNIFICATION

Section 11.01 Release and Indemnification. Tenant agrees to use and occupy the Property at its own risk and hereby releases Landlord and Landlord’s agents and employees from any and all claims for any Loss, damage or injury to the full extent permitted by law. Tenant agrees that Landlord shall not be responsible or liable to Tenant or Tenant’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person. Tenant agrees that any employee or agent to whom the Property or any part thereof shall be entrusted by or on behalf of Tenant shall be acting as Tenant’s agent with respect to the Property or any part thereof, and neither Landlord nor Landlord’s agents, employees or contractors shall be liable for any loss of or damage to the Property or any part thereof. Tenant shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Landlord’s interest in the Property or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease) caused by, incurred or resulting from Tenant’s operations or by Tenant’s use and occupancy of the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Tenant or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Tenant, its officers, employees, agents or other Persons. It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

33

Landlord agrees to indemnify, defend and hold harmless the Tenant Entities from and against any and all Losses resulting from claims by third parties occasioned by injuries to any person or damage to property occurring on or about the Property to the extent caused by Landlord’s gross negligence or willful misconduct. In case any action or proceeding is brought against any Tenant Entity and such claim is a claim from which Landlord is obligated to indemnify Tenant Entities pursuant to this Section, Landlord, upon written notice from Tenant, shall resist and defend such action or proceeding at Landlord’s expense. It is expressly understood and agreed that Landlord’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

Section 11.02 Non-Recourse to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Property and not against any other assets, properties or funds of (i) Landlord, (ii) Landlord’s members, and any entity controlling, controlled by, or under common control with Landlord or Landlord’s members, any director, officer, general partner, shareholder, limited partner, beneficiary, employee, attorney, consultant, contractor or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor limited liability company, partnership or corporation (or other entity) of Landlord or any of its members, managers, general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), (iv) any Lender, and any lender to a Person holding an interest in Landlord, (v) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof-, or (vi) the heirs, successors, personal representatives and assigns of any of the foregoing.

ARTICLE XII

CONDEMNATION AND CASUALTY

Section 12.01 Notification. Tenant shall promptly give Landlord written notice of:

(a) any Condemnation of the Property,

(b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and

(c) any Casualty to the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith.

34

Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 12.02 Partial Condemnation or Casualty. Except as otherwise provided in Section 12.03, in the event of a Partial Condemnation or a Casualty:

(a) Net Awards. All Net Awards shall be paid to Landlord.

(b) Landlord Election To Continue or Terminate Lease. Landlord shall have the option,

(i) subject to the right of Tenant to elect otherwise as set forth in subsection (d) below, to terminate this Lease by notifying Tenant in writing within thirty (30) days after Tenant gives Landlord notice

(A) of such Partial Condemnation or Casualty; or

(B) that title has vested in the condemning authority; or

(ii) to continue this Lease in effect, which election shall be evidenced by either a notice from Landlord to Tenant, or Landlord’s failure to notify Tenant in writing that Landlord has elected to terminate this Lease within such thirty (30) day period. Tenant shall have a period of sixty (60) days after receipt of Landlord’s notice to terminate referenced above during which to elect, despite such Landlord notice of termination, to continue this Lease on the terms herein provided.

(c) No Continuance of Lease. If Tenant does not elect to continue this Lease or shall fail during such sixty (60) day period to notify Landlord of Tenant’s intent to continue this Lease, then this Lease shall terminate as of the last day of the month during which such sixty (60) day period expired. Tenant shall vacate and surrender the Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to the Property shall cease as of the date of termination; provided, however, Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease and Tenant’s obligations to pay Rental and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease prior to the date of termination shall survive such termination. In such event, Landlord may retain all Net Awards related to the Partial Condemnation or Casualty, and Tenant shall immediately pay Landlord an amount equal to the insurance deductible applicable to any Casualty.

(d) Continuance of Lease. If Landlord elects not to terminate this Lease, or if Landlord elects to terminate this Lease but Tenant elects to continue this Lease, then this Lease shall continue in full force and effect upon the following terms:

All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Tenant shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Landlord. Subject to the terms and provisions of the Mortgages and upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Section 8.02 in connection with the restoration), Landlord shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Landlord, an amount up to but not exceeding the amount of any Net Award received by Landlord with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of funds available to Tenant to pay restoration expenses (a) up to the amount of the insurance deductible applicable to such Casualty, and (b) which are in excess of the amount of the Net Award. Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.

35

Section 12.03 Total Condemnation. In the event of a Total Condemnation of the Property, other than a Temporary Taking, then, in such event:

(a) Termination of Lease. All obligations of either party hereunder shall cease as of the date of the Total Condemnation; provided, however, that Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease and Tenant’s obligation to pay Rental and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first (Pt) day of a month, the Base Annual Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Landlord shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease.

Section 12.04 Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental or any other Monetary Obligation payable hereunder. Except as provided below and subject to the terms and provisions of any Mortgage, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Section 8.02, promptly commence and complete restoration of the Property.

Section 12.05 Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant. Subject to the terms and provisions of the Mortgages, any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord or, at Landlord’s election, Tenant. Notwithstanding the foregoing or any other provisions of this Section 12.05 to the contrary, but subject to the terms and provisions of the Mortgages, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Tenant to Landlord under this Lease, in such order, priority and proportions as Landlord in its discretion shall deem proper.

36

Section 12.06 Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 12.07 Tenant Awards and Payments. Notwithstanding any provision contained in this ARTICLE XII, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any Personalty owned by Tenant, any insurance proceeds with respect to any Personalty owned by Tenant, the interruption of its business and moving expenses (subject, however, to the provisions of Section 7.03(a)(iv) above), but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Landlord for the Condemnation or Casualty, including payments or proceeds related to any Existing Personalty then owned by Landlord.

ARTICLE XIII

DEFAULT, CONDITIONAL LIMITATIONS, REMEDIES AND MEASURE OF DAMAGES

Section 13.01 Event of Default. Each of the following shall be an event of default by Tenant under this Lease (each, an “Event of Default”):

(a) if any representation or warranty of Tenant set forth in this Lease is false in any material respect when made, and if such representation or warranty is capable of cure, it is not cured within fifteen (15) business days after Tenant’s receipt of written notice from Landlord;

(b) if any Rental or other Monetary Obligation due under this Lease is not paid when due, and such failure shall continue for a period of three (3) business days after written notice from Landlord, provided, however, that Landlord shall not be obligated to provide Tenant with more than two (2) written notices per each consecutive 12 month period during the Lease Tenn (and if Landlord is not obligated to provide any such written notice, then an Event of Default shall occur automatically if Tenant fails to pay any installment of Rental or other Monetary Obligation required herein when due within five (5) days from the due date);

(c) if Tenant fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Property;

(d) if there is an Insolvency Event affecting Tenant;

(e) if Tenant abandons the Property (hereinafter, a “Tenant Abandonment”), whether or not Tenant is in monetary or other default under this Lease. Notwithstanding the foregoing, so long as no other Event of Default hereunder has occurred, a Tenant Abandonment shall not be an Event of Default provided that Tenant: 1) delivers written notice to Landlord of such Tenant Abandonment within ten (10) days following same, and 2) continues to comply with all other terms, conditions and obligations of this Lease, including, but not limited to, the obligation to pay all installments of Rental Base and perform all other Monetary Obligations required herein; maintain, repair and replace the Property as set forth herein; and continue to maintain insurance as required herein;

37

(f) if Tenant fails to observe or perform any of the other covenants, conditions or obligations of Tenant in this Lease; provided, however, if any such failure does not involve the payment of any Rental or other Monetary Obligation, does not place the Property or any rights or property of Landlord in immediate jeopardy of material harm, and is within the reasonable power of Tenant to cure, all as determined by Landlord in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless and until Landlord shall have given Tenant notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30) day period, and Tenant is diligently pursuing a cure of such failure, then Tenant shall have a reasonable period to cure such failure beyond such thirty (30) day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Landlord. If Tenant shall fail to correct or cure such failure within such ninety (90) day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(g) if a final, non-appealable judgment is rendered by a court against Tenant which is reasonably likely to have a Material Adverse Effect and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(h) if Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(i) if the estate or interest of Tenant in the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

if there is an “Event of Default” or other breach or default by Tenant or Guarantor under any of the other Transaction Documents, after the passage of all applicable notice and cure or grace periods; or

(k) A Transfer occurs without the written consent of Landlord (except to the extent that such consent is not required, and Tenant otherwise complies with the provisions of Article 15 of this Lease).

Section 13.02 Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(a) to terminate this Lease, whereupon Tenant’s right to possession of the Property shall cease and this Lease, except as to Tenant’s liability, shall be terminated;

(b) to the extent not prohibited by applicable law, to re-enter and take possession of the Property (or any part thereof), any or all personal property or fixtures of Tenant upon the Property and all permits and other rights or privileges of Tenant pertaining to the use and operation of the Property, and in connection therewith, Tenant hereby agrees and covenants that, upon the request of Landlord, Tenant shall execute and deliver such documents and take all actions as are necessary to permit Landlord or its designee to continue the operation of Property, including without limitation, the transfer of all right, title and interest in and to Tenant’s name, trade name or trademark, or any proprietary rights thereto, to Landlord or its designee, and if Tenant shall fail or refuse to effect such transfer in accordance with the provisions of this Section 13.02(b) within ten (10) days following a request by Landlord, Tenant irrevocably constitutes and appoints Landlord as its attorney-in-fact to execute and deliver all necessary documents to any third party to effect the same, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding;

38

(c) to expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states, If Tenant shall, after default, voluntarily give up possession of the Property to Landlord, deliver to Landlord or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of the Lease. Landlord reserves the right following any re-entry and/or re-letting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;

(d) to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord and to the extent not prohibited by applicable law, to seize all personal property or fixtures upon the Property which Tenant owns or in which it has an interest, in which Landlord shall have a landlord’s lien and/or security interest, and to dispose thereof in accordance with the laws prevailing at the time and place of such seizure or to remove all or any portion of the property and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(e) to re-let the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such re-letting being applied to the Rental and other Monetary Obligations due from Tenant in such order as Landlord may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, reasonable remodeling and repair costs and expenses of preparing for such re-letting. Except to the extent required by applicable Law, Landlord shall have no obligation to re-let the Property or any part thereof and shall in no event be liable for refusal or failure to re-let the Property or any part thereof, or, in the event of any such re-letting, for refitsal or failure to collect any rent due upon such re-letting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability. Landlord reserves the right following any reentry and/or re-letting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(1) to accelerate and recover from Tenant the excess of the then-present value of the Rental and all other Monetary Obligations Tenant would have been required to pay during the period following the termination of the Lease measured from the date of such termination to the originally scheduled Expiration Date of the Lease Term (excluding any Extension Terms regarding which Tenant has not yet delivered a notice exercising the applicable Extension Option prior to the Event of Default), over the present value of any net amounts that Landlord can reasonably expect to recover by reletting the Property for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values will be calculated at a discount rate of the lesser of (i) a rate equal to the U.S. Prime Rate as published in the Wall Street Journal’s Money Rates page, plus 1.75%, or (ii) five percent (5%) per annum;

39

(g) to recover from Tenant all Costs paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(h) to immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all Costs incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be a Monetary Obligation hereunder (and not Rental) and shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;

(i) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Tenant held by Landlord under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Tenant hereunder;

(j) intentionally deleted;

(k) without limiting the generality of the foregoing or limiting in any way the rights of Landlord under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Landlord shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction in any action taken by Landlord to enforce its rights and remedies hereunder in order to protect and preserve Landlord’s interest under this Lease or in the Property, any Existing Personalty and the Personalty, and in connection therewith, TENANT HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(I) to seek any equitable relief available to Landlord, including, without limitation, the right of specific performance.

Section 13.03 Cumulative Remedies. All powers and remedies given by Section 13.02 to Landlord, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.

Section 13.04 Tenant Waiver. Tenant hereby expressly waives, for self and all Persons claiming by, through and under Tenant, including creditors of all kinds,

(a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease;

40

(b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent;

(c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and

(d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

Section 13.05 Landlord Default. In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days (or such additional time as may be reasonably required) in which to cure any default. Tenant acknowledges and agrees that Tenant has experience in financial and business matters that enables Tenant to analyze the merits and risks of the transactions contemplated hereby and that Tenant is not in a disparate bargaining position with respect to Landlord. Tenant hereby knowingly, voluntarily and intentionally waives and releases any and all rights, benefits and remedies Tenant may have against Landlord, now or at any time hereafter, to seek or otherwise obtain any consequential, special, punitive, exemplary or other similar damages and Tenant hereby waives any right to seek payment or reimbursement of such damages from Landlord. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Property and not thereafter.

ARTICLE XIV

MORTGAGE, SUBORDINATION AND ATTORNNIENT

Section 14.01 No Liens. Landlord’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTY OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 14.02 Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all Mortgages now or hereafter placed upon the Property by Landlord so long as the mortgagee agrees in an enforceable instrument (that is, an instrument that may be enforceable by Tenant, its successors or assigns) not to interfere with or disturb Tenant’s use of or access to the Property so long as no Event of Default shall have occurred and be continuing. Tenant covenants and agrees to execute and deliver within fifteen (15) days following Landlord’s written demand a commercially reasonable Subordination Non-Disturbance and Attornment Agreement subordinating this Lease to the lien of any or all present or future Mortgages as shall be desired by Landlord, upon the condition that Tenant shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing.

41

Section 14.03 Election To Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease, and the interest of Tenant hereunder, be superior to any Mortgage and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.

Section 14.04 Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Landlord as landlord under this Lease, Tenant shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Landlord”), and recognize the Successor Landlord as lessor under this Lease, and, subject to the provisions of this ARTICLE XIV, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, provided that the Successor Landlord shall only be liable for any obligations of Landlord under this Lease which accrue after the date that such Successor Landlord acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 14.05 Execution of Additional Documents. Although the provisions in this ARTICLE XIV shall be self-operative and no future instrument of subordination shall be required, upon request by Landlord, Tenant shall execute and deliver whatever instruments may be reasonably required for such purposes.

Section 14.06 Notice to Lender. Tenant shall give written notice to any Lender having a recorded lien upon the Property or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.

ARTICLE XV
ASSIGNMENT

Section 15.01 Assignment by Landlord. As a material inducement to Landlord’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws:

(a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Property, this Lease or any other Transaction Document, Landlord’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or

(b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including, without limitation, a taxable REIT subsidiary) in order to maintain Landlord’s or any of its Affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee (so long as Landlord and such purchaser or assignee notify Tenant in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Landlord hereunder from and after the date of such assignment). At the request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations of Tenant hereunder. Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

42

Section 15.02 No Assignment by Tenant. Tenant acknowledges that Landlord has relied both on the business experience and creditworthiness of Tenant and upon the particular purposes for which Tenant intends to use the Property in entering into this Lease. Any assignment, sublease, transfer, conveyance, pledge or mortgage (a) by Tenant, whether voluntary or involuntary, whether by operation of law (for example, by merger) or otherwise, of any part or all of this Lease, or of any part or all of the leasehold estate created by this this Lease, or any interest herein, or (b) of any direct or indirect ownership, voting, management or other beneficial interest in Tenant, whether voluntary or involuntary, whether by operation of law (for example, by merger) or otherwise, is defined in this Agreement as a “Transfer”. Except for a Transfer to a Permitted Transferee (defined below), no Transfer shall occur without the prior written consent of Landlord, which consent will not be unreasonably withheld by Landlord with respect to an assignment (but not a mortgage or pledge) of this Lease in its entirety by Tenant, considering such matters as the experience and financial strength of any assignee, the assumption by any assignee of all of Tenant’s obligations hereunder by undertakings enforceable by Landlord, and the transfer to or procurement by the proposed assignee of all necessary licenses and franchises in order to continue operating the Property for the purposes herein provided, so long as Landlord is given at least thirty (30) days prior written notice of such assignment accompanied by information about the proposed assignee (including financial statements of the proposed assignee and its direct and indirect equity owners and a complete ownership chart showing the identity of the proposed assignee and each and every holder of a direct and indirect ownership interest in such entity), and provided further that at the time of such assignment no Event of Default (assuming with the giving of notice or the passage of time) will occur and be continuing. At the time of any assignment of this Lease which is approved in writing by Landlord, the assignee shall assume all of the obligations of Tenant under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Landlord (an “Assumption Agreement”). Such assignment of this Lease shall not relieve Tenant of its obligations respecting this Lease unless otherwise agreed to by Landlord. Any transfer, mortgage, assignment or pledge of this Lease by Tenant without Landlord’s required prior written consent shall be voidable at the sole option of Landlord. Any consent to any Transfer shall not be deemed to be a consent to any subsequent Transfer.

Notwithstanding anything contained in this Section 15.02 to the contrary, Tenant may, without Landlord’s consent (subject to the terms herein), Transfer this Lease or sublet all or a part of the Property to an entity into or with which Tenant is sold, merged or consolidated or to a person or entity to which all or substantially all of Tenant’s assets are sold or otherwise transferred, provided that such sale, merger, consolidation, transfer or sale of assets is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby and/or avoiding the requirements of this Section 15.02, and provided further, that in any such Transfer: (i) the successor to Tenant has revenues, tangible net worth and EBITDA computed in accordance with generally accepted accounting principles consistently applied at least or greater than the revenue, tangible net worth, and EBITDA (respectively) of Tenant, as of the Effective Date (a “Permitted Transferee”); (ii) the use of the Property for the use permitted hereby shall remain unchanged following any such sale, merger, consolidation or transfer of assets; and (iii) such Permitted Transferee assumes, in writing, all of Tenant’s obligations in this Lease pursuant to an Assumption Agreement. At least ten (10) days prior to any Transfer to a Permitted Transferee, Tenant shall provide written notice of such transaction to Landlord (which notice shall contain information sufficient enough for Landlord to determine whether or not such Transfer satisfies the requirements of this Section 15.02), together with a copy of the transfer document and the contact information for the Permitted Transferee. No Transfer to a Permitted Transferee shall release Tenant from its obligations under this Lease.

43

Section 15.03 No Sale of Assets. Except as set forth in Section 15.02, Tenant shall not, without the prior written consent of Landlord, sell all or substantially all of Tenant’s assets. Any sale of Tenant’s assets in violation of this Section 15.03, shall be voidable at the sole option of Landlord. Any consent to a sale of Tenant’s assets given by Landlord hereunder shall not be deemed a consent to any subsequent sale of Tenant’s assets.

Section 15.05 No Subletting.

(a) Tenant shall not sublet the Property without the prior written consent of Landlord, which may be withheld by Landlord in its sole discretion and any such purported subletting shall be void, and any sublease shall be included in the definition of a “Transfer”.

(b) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases (the “Subleases”) now in existence or hereinafter entered into for the Property and any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any Sublease of the Property, provided, however, that Landlord shall have the absolute right at any time during the continuance of an Event of Default upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to apply the same to installments of Base Monthly Rental next due and owing. Tenant shall not accept any rents under any Sublease more than thirty (30) days in advance of the accrual thereof nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the Subleases. This Section shall NOT constitute any agreement by Landlord to permit Tenant to enter into Subleases without Landlord’s consent.

(c) Each Sublease of the Property which is consented to by Landlord shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease consented to by Landlord, deliver a duplicate original copy thereof to Landlord.

ARTICLE XVI
NOTICES

Section 16.01 Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following:

(a) hand delivery;

44

(b) express overnight delivery service;

(c) certified or registered mail, return receipt requested; or

(d) facsimile or E-Mail transmission,

and shall be deemed to have been delivered upon:

(i) receipt, if hand delivered;

(ii) the next Business Day, if delivered by a reputable express overnight delivery service;

(iii) the third (3rd) Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or

(iv) transmission, if delivered by facsimile or E-Mail transmission.

Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

if to Tenant:	Stryve Foods, LLC
5801 Tennyson Parkway Suite 275
Plano, Texas 75024
Attention: Alex Hawkins / COO
with a copy to:	Stryve Foods, LLC
5801 Tennyson Parkway I Suite 275
Plano, Texas 75024
Attention: Austin Ke / VP of Legal Affairs
if to Landlord:	OK Biltong Facility, LLC
1 Abbey Woods Lane
Dallas, Texas 75248
Attention: Ted Casey

with a copy to:	David Stubblefield
709B West Rusk #520
Rockwall, Texas 75087

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

45

ARTICLE XVII

LANDLORD’S LIEN / SECURITY INTEREST

Section 17.01 Landlord’s Lien and Security Interest. Tenant agrees that Landlord shall have a landlord’s lien, and additionally hereby separately grants to Landlord a first and prior security interest, in, on and against all personal property, appliances, furniture and equipment of Tenant from time to time situated on or used in connection with the Property (the “Personalty”), which lien and security interest shall secure the payment of all Rental and other Monetary Obligations payable by Tenant to Landlord under the terms hereof and all other obligations of Tenant to Landlord under this Lease. Tenant agrees that Landlord may file such documents as Landlord then deems appropriate or necessary to perfect and maintain said lien and security interest, and expressly acknowledges and agrees that, in addition to any and all other rights and remedies of Landlord whether hereunder or at law or in equity, if an Event of Default of Tenant occurs hereunder, Landlord shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the state where the Property is located. Tenant covenants to promptly notify Landlord of any changes in Tenant’s name and/or organizational structure which may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Landlord’s consent to such changes.

Landlord agrees to subordinate, pursuant to the Landlord’s Subordination and Consent (defined below), the foregoing lien as well as any statutory or common law landlord’s lien of Landlord in the Personalty, if any, to any lien or security interest that Tenant’s lender may have against or in the Personalty. Landlord agrees to execute and Tenant shall execute and cause Tenant’s lender to execute such documents as Landlord, Tenant or Tenant’s lender may reasonably require to evidence such subordination (the “Landlord’s Subordination and Consent”), provided that the form and substance of any such agreement is reasonably satisfactory to Landlord and Tenant’s lender, and Tenant promptly reimburses Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with negotiating such Landlord’s Subordination and Consent, including, without limitation, reasonable attorneys’ fees.

ARTICLE XVIII
MISCELLANEOUS

Section 18.01 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotion, fire or other casualty, emergency orders of government officials, pandemics, epidemics, or any other factor or event beyond a party’s control (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Tenant with respect to: (i) Rental and other Monetary Obligations to be paid hereunder, (ii) Tenant’s obligation to surrender the Property upon the expiration or earlier termination of this Lease; (iii) Tenant’s obligation to comply with applicable Laws, if the force majeure event is considered a defense by the applicable Governmental Authority, and (iv) Tenant’s obligation to timely provide written notice of its desire to extend the Lease Term pursuant to Section 4.02.

Section 18.02 No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly:

(a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and

46

(b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease; and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 18.03 Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 18.04 Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Landlord entering into this Lease:

(a) Landlord and Tenant intend that: (i) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jttre) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b) Landlord and Tenant covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including, without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 18.04; (iii) with respect to the Property, the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of the Property; and (iv) the Base Annual Rental is the fair market value for the use of the Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease do not constitute a transfer of all or any part of the Property.

(c) Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Property. Tenant stipulates and agrees: (i) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 18.04.

47

(d) Tenant acknowledges that fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Property as provided herein.

Section 18.05 Disclosure, The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

Section 18.06 Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon

(a) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Property as a Permitted Facility;

(b) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Tenant; and

(c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Tenant, or this Lease being rejected within such sixty (60) day period and the Property surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that:

all obligations that accrue under this Lease (including the obligation to pay Rentals), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord;

any and all Rentals that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event;

(iii) any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord;

(iv) any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord;

(v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord;

48

(vi) any proposed assignment of this Lease shall be harmful and prejudicial to Landlord if made to an assignee:

(A) that does not possess financial condition adequate to operate a Permitted Facility upon the Property or operating performance and experience characteristics satisfactory to Landlord equal to or better than the financial condition, operating performance and experience of Tenant as of the Effective Date; or

(B) that does not provide guarantors of the lease obligations with financial condition equal to or better than the financial condition of the Guarantor as of the Effective Date; and

(vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Property will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Landlord and Tenant upon an Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

Section 18.07 Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party in such proceeding shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, Landlord shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 18.08 Memorandum of Lease. Concurrently with the execution of this Lease, Landlord and Tenant are executing Landlord’s standard form memorandum of lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Property, the Lease Term, but omitting Rentals and such other terms of this Lease as Landlord may not desire to disclose to the public. Further, upon Landlord’s request, Tenant agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Landlord until the expiration or sooner termination of the Lease Term; provided, however, if Tenant shall fail or refuse to sign such a document in accordance with the provisions of this Section within ten (10) days following a request by Landlord, Tenant irrevocably constitutes and appoints Landlord as its attorney in fact to execute and record such document, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

Section 18.09 No Brokerage. Landlord and Tenant represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property. Each of Landlord and Tenant agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

49

Section 18.10 Waiver of Jury Trial and Certain Damages. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND/OR INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF SUCH OTHER PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY TENANT OR LANDLORD OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND/OR INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 18.11 Securitizations. As a material inducement to Landlord’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Tenant covenants to Landlord for so long as this Lease is in effect as follows:

(a) Tenant agrees to cooperate in good faith with Landlord and Lender in connection with any Securitization of any of the Loan Documents, or any or all servicing rights with respect thereto, including, without limitation, (X) providing such documents, financial and other data, and other information and materials (the “Disclosures”) which would typically be required with respect to the Tenant Entities by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization; provided, however, the Tenant Entities shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (Y) amending the terms of this Lease to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Securitization, so long as such amendments would not have a material adverse effect upon the Tenant Entities or the transactions contemplated by this Lease. Landlord shall be responsible for causing Lender to prepare at Lender’s expense any documents evidencing the amendments referred to in the preceding subitem (Y); and

(b) Tenant consents to Landlord and Lender providing the Disclosures, as well as any other information which Landlord and Lender may now have or hereafter acquire with respect to the Property or the financial condition of the Tenant Entities to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization. Tenant shall pay its own attorney fees and other out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 18.11.

50

Section 18.12 Tenant’s One-Time Purchase Option.

(a) During the Lease Term, Tenant shall have a one-time right and option to purchase the Property on the terms and conditions set forth in this Section 18.12. During the Lease Term, Tenant shall have the one-time right to purchase the Property by sending written notice to Landlord (“Purchase Notice”). If Tenant timely and properly exercises its one-time right to purchase the Property pursuant to this Section 18.12, then on or before the first business day following the expiration of thirty (30) days after Landlord’s receipt of the Purchase Notice (the “Closing Date”), and subject to Tenant’s compliance with the terms herein, Landlord shall convey pursuant to a special or limited warranty deed all of its right, title and interest in and to the Property to Tenant in exchange for Tenant paying to Landlord in cash or by wire transfer one lump-sum payment in an amount equal to $7,750,000 (the “Purchase Price”), if Tenant exercises its right to purchase the Property on or before the first anniversary of the Effective Date. After the first anniversary of the Effective Date, the Purchase Price Tenant will have to pay to Landlord in connection with exercising Tenant’s one-time right and option to purchase the Property will increase by (i) $250,000 on the first anniversary of the Effective Date and (ii) after the second anniversary of the Effective Date, $125,000 every six months thereafter; provided, however, in no event will the Purchase Price ever exceed $9,750,000 during the Initial Term. After the Initial Term, the Purchase Price Tenant will have to pay to Landlord in connection with exercising Tenant’s one-time right and option to purchase the Property will start at $9,750,000 on the commencement date of the first Extension Term and increase by $125,000 every six months after the commencement date of the first Extension Term. Landlord’s sale of the Property to Tenant shall be completely on an AS IS WHERE IS WITH ALL FAULTS basis, and except for the limited warranty on title to be set forth in the deed, Landlord shall not make any representations or warranties in connection with the sale of the Property. Provided, however, Landlord and Tenant shall execute and deliver such customary documents as may be required by a title company providing Tenant with title insurance, including the execution and delivery of an affidavit regarding debts, liens, and parties in possession. Tenant shall pay any and all costs and expenses incurred in connection with its acquisition of the Property, excluding only Landlord’s payment (if any) to release any mortgage or deed of trust lien against the Property that was granted by Landlord to its mortgagee.

(b) In addition to the option provided in Section 18.12(a), during the Lease Term, if Landlord shall receive a bona fide offer which Landlord desires to accept, from a third party to purchase the Property, Landlord shall deliver written notice (the “Offer Notice”) to Tenant of said bona fide offer and the offer price and terms of sale (including, without limitation, the length of any inspection period, any restrictions or contingencies, and the proposed closing date). Tenant shall have seven (7) days (the “Acceptance Period”) after Tenant’s receipt of the Offer Notice to notify Landlord of its election to purchase the Property on the same terms and conditions contained in the Offer Notice (the “Acceptance Notice”). If Tenant fails to deliver the Acceptance Notice on or before 5:00 p.m. on the last day of the Acceptance Period, Tenant shall be deemed to have waived its right to purchase the Property. Upon Tenant’s failure to timely provide the Acceptance Notice, Landlord shall have the right to sell the Property within one hundred eighty (180) days after the expiration of the Acceptance Period. If Landlord fails to sell the Property within the one hundred eighty (180) day period after the expiration of the Acceptance Period, Landlord shall again be obligated to comply with the terms of this Section 18.12 before selling the Property.

(c) Upon proper exercise of its right to purchase the Property pursuant to this Section 18.12 (including timely delivery of a Purchase Notice or Acceptance Notice), Tenant shall thereupon become obligated to purchase the Property pursuant to the terms of this Section 18.12; provided that Landlord may (but shall not be required to), request by written notice to Tenant that the parties enter into a purchase and sale agreement memorializing the Purchase Price, the other terms specified in the Offer Notice (if applicable) and other commercially reasonable terms as may be agreed to by the parties (“PSA”), with the form and substance of such PSA shall be substantially similar to the Purchase And Sale Agreement. If the parties have not entered into such PSA within fifteen (15) days after Landlord’s written notice requiring same, then Tenant shall be deemed to have waived its right to purchase the Property in connection with such Offer Notice. The right granted to Tenant hereunder shall be personal to the original Tenant, may not be assigned or transferred without Landlord’s prior written consent and shall be rendered null and void upon any assignment or sublease of any part of Tenant’s interest in the Property and/or this Lease (other than to an Affiliate of Tenant).

51

(d) In the event Tenant delivers the Acceptance Notice to Landlord and the parties do not enter into a PSA, then Tenant shall purchase fee simple title to the Property for the Purchase Price, on the first (18t) Business Day following the expiration of sixty (60) days after the date of the Purchase Notice. The closing shall take place at the offices of MBL Title Insurance Company, 1022 E. 15th Street, Plano, Texas, 75074, Attn.: (or such other place as the parties may agree). The Purchase Price shall be payable in immediately available funds. Landlord shall convey the Property to Tenant by Special/Limited Warranty Deed (“Deed”) subject to all then recorded or outstanding easements, restrictive covenants, and other interests in land affecting title to the Property. At closing, Landlord shall be obligated to execute and/or deliver such documents and/or take such other actions as may be required to consummate the transaction contemplated herein, including without limitation, delivery of an affidavit regarding debts, liens and parties in possession. Tenant shall pay any and all costs and expenses incurred in connection with its acquisition of the Property, excluding only Landlord’s payment (if any) to release any mortgage or deed of trust lien against the Property that was granted by Landlord to its mortgagee and any income taxes, franchise taxes or other taxes due and owing by Landlord, but including, any stamp taxes, costs of title insurance or any survey which Tenant may desire. Landlord’s sale of the Property to Tenant shall be completely on an AS IS WHERE IS WITH ALL FAULTS basis and except for the limited warranty on title to be set forth in the Deed, Landlord shall not make any representations or warranties whatsoever in connection with the sale of the Property.

(e) It shall be a condition precedent to the right of Tenant to exercise the right of the purchase option under Section 18.12(a) or the right of first offer provided under Section 18.12(b), that this Lease be in full force and effect. In the event that any Rental or other Monetary Obligation due under this Lease is not paid as of the closing of Tenant’s purchase of the Property, all such amounts which are then due and owing shall be added to the Purchase Price. If Landlord elects to terminate this Lease after Tenant has tendered a Purchase Notice, such termination shall not be effective until after the deadline for Tenant to complete the purchase. The right hereunder shall be conditioned upon Tenant’s having made due and timely exercise thereof as hereinabove provided, time being of the essence with respect thereto.

Section 18.13 Time Is of the Essence. Time is of the essence with respect to each and every provision of this Lease.

Section 18.14 Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Landlord of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.

52

Section 18.15 Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 18.16 Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 18.17 Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 18.18 Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof; and there are no other representations, warranties or agreements except as herein provided.

Section 18.19 Choice of Law. This Lease shall be governed by, and construed with, the laws of the state in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 18.20 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

Section 18.21 REIT Protections.

(a) The parties hereto intend that the Rental and other amounts paid by Tenant to Landlord hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(b) Notwithstanding anything to the contrary contained in this Lease, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord may fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) sublet, assign or enter into a management arrangement for the Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(1) of the Code) of Landlord) in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iii) sublet, assign or enter into a management arrangement for the Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 18.21(6) shall likewise apply to any further subleasing by any sublessee.

(c) Notwithstanding anything to the contrary contained in this Lease, upon request of Landlord, Tenant shall (a) cooperate with Landlord in good faith and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with Landlord’s qualification as a REIT; and (b) take such reasonable action as may be requested by Landlord from time to time to ensure that the Rental and other amounts paid by Tenant to Landlord hereunder qualify as “rents from real property” within the meaning of Sections 856(c) and (d) of the Code and all regulations issued by the U.S. Department of the Treasury thereunder and do not constitute, without limitation, either (x) amounts the determination of which depends in whole or in part on the income or profits of any person, within the meaning of Section 856(c)(1)(g) of the Code, or (y) amounts attributable to personal property if; at the beginning and end of a calendar year, such amounts exceed fifteen percent (15%) of the total Rental and other amounts due hereunder, within the meaning of Section 856(d)(1)(C) of the Code; provided that this Section 18.21(c) does not (i) increase Tenant’s monetary obligations under this Lease; (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease; or (iii) materially diminish Tenant’s rights under this Lease.

[Remainder of page intentionally left blank, signature page(s) to follow]

53

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

WITNESS:	LANDLORD:

OK BILTONG FACILITY, LLC,
a Texas limited liability company

/s/ Austin Ke	By	/s/ Ted Casey
Austin Ke	Name	Ted Casey
Title

54

WITNESS:	TENANT:

STRYVE FOODS, LLC, a Texas limited
liability company

/s/ Austin Ke	By	/s/ R. Alex Hawkins
Austin Ke	Name	R. Alex Hawkins
	Title	Chief Operating Officer

55

EXHIBITS AND SCHEDULES

Exhibit A: Legal Description and Street Address of the Property

56